Praxair, Inc. and Subsidiaries

EXHIBIT 10.27

RESTRICTED STOCK UNIT AWARD
UNDER THE
AMENDED AND RESTATED 2009 PRAXAIR, INC.
LONG TERM INCENTIVE PLAN

Effective as of [__] (the “Grant Date”), [____] (the “Participant”) is hereby granted the following Restricted Stock Unit (“RSU”) Award under the Amended and Restated 2009 Praxair, Inc. Long Term Incentive Plan (the “Plan”), subject to the terms and conditions of the Plan, which are incorporated herein by reference, and those set forth below. The Plan shall control in the event of any conflict between the terms and conditions of the Plan and those set forth in this Award.

This Award has been conveyed and will be managed online, and the Participant’s online acceptance and acknowledgement of this Award constitutes his or her acceptance of all of the terms and conditions of the Plan and this Award. A copy of the Plan has been made available to the Participant, and the Participant hereby acknowledges that he or she has read and understands the Plan and this Award.
Capitalized terms used herein and not defined shall have the meanings set forth in the Plan, as the same may be amended from time to time. For purposes of this Award, Praxair, Inc. (the “Company”) and its Subsidiaries are collectively referred to herein as “Praxair”.

1.
Award of Restricted Stock Units. The Participant is hereby granted an award of [___] notional RSUs (the “Award”). Each RSU represents a bookkeeping entry which is intended to be equal in value to a single Share.

2.	Vesting of Award; Treatment upon Termination of Service or Change in Control.

a.
Vesting Generally. Except as otherwise provided in either the Plan or Section 2.b., this Award shall vest on the [___] anniversary of the Grant Date, if, and only if, the Participant has remained continuously employed by Praxair at all times from the Grant Date through the [__] anniversary of the Grant Date (a Participant who is employed by a Subsidiary shall be deemed to have terminated employment by action of Praxair other than for cause for purposes of this Award at such time as the employing entity ceases to be a Subsidiary).

b.	Death, Disability, or Termination by Action of Praxair Other than for Cause. Notwithstanding Section 2.a., this Award shall become immediately vested in the event of any of the following:

(i)	the Participant’s employment by Praxair terminates after the Grant Date, but prior to the [__] anniversary of the Grant Date by reason of the Participant’s death;

(ii)
the Participant becomes Totally and Permanently Disabled (as defined below) after the Grant Date but prior to the [__] anniversary of the Grant Date and while the Participant is employed by Praxair; or

(iii)	the Participant’s employment by Praxair terminates prior to the [__] anniversary of the Grant Date, by reason of the Participant’s termination of employment by action of Praxair other than for cause.

For purposes of this Award: (x) a Participant shall be “Totally and Permanently Disabled” if the Participant is determined by Praxair to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; and (y) the Participant’s termination by action of Praxair for cause, shall include, but not be limited to, the Participant’s termination by action of Praxair for violation of Praxair’s Standards of Business Integrity (or any superseding integrity policy) or poor performance.

c.
Change in Control. Notwithstanding any provision of this Section 2 to the contrary, this Award shall become immediately vested in the event the Participant’s employment with Praxair or any successor thereto is terminated (a) by action of Praxair other than for Cause or (b) by the Participant with Good Reason, in each case, within two (2) years following the Change in Control but prior to the [___] anniversary of the Grant Date.

(i)
For purposes of this Section 2.c., “Cause” shall have the meaning set forth in the Participant’s employment agreement or severance compensation agreement, in either case, as in effect immediately before the Change in Control, provided, however, that in the absence of any such agreement or in the event that such agreement does not contain a definition of “Cause,” Cause shall include, but not be limited to, violation of Praxair’s Standards of Business Integrity (or any superseding integrity policy) or poor performance.

(ii)
For purposes of this Section 2.c., “Good Reason” shall have the meaning set forth in the Participant’s employment agreement or severance compensation agreement, in either case, as in effect immediately before the Change in Control, provided, however, that in the absence of such any such agreement or in the event that such agreement does not contain a definition of “Good Reason,” Good Reason shall mean, without the Participant’s express written consent, (a) a reduction in the annual rate of base salary as in effect immediately prior to the date of the Change in Control or as the same may be increased from time to time thereafter, unless such reduction is part of a policy, program or arrangement that is applicable on a nondiscriminatory basis to the Participant and other similarly situated executives employed by Praxair or its successors or (b) the assignment of any duties or responsibilities or diminution of duties or responsibilities which in the Participant’s reasonable judgment are inconsistent with the Participant’s status or position with Praxair in effect immediately prior to the Change in Control, provided, however, that Good Reason shall not exist unless the Participant provides Praxair with a notice of termination not later than 60 days after the occurrence of the event giving rise to Good Reason and Praxair fails to remedy such condition to the Participant’s reasonable satisfaction within 30 days of such notice.

d.
Forfeiture of Award. Except as otherwise provided under Article 16 of the Plan in connection with a Change in Control, in the event the Participant’s employment with Praxair terminates for any reason other than those specifically set forth in Sections 2.b.(i), (ii) or (iii) prior to the [___] anniversary of the Grant Date, this Award shall be immediately forfeited. In the event this Award is forfeited for any reason, no payment shall be made in settlement of the Award.

3.
Payment of Vested Award. This Award shall be settled as soon as practicable following the date the Award becomes vested by payment to the Participant of a number of Shares equal to the number of RSUs granted under this Award or, in connection with a Change in Control, such other form of payment having an equivalent value as may be authorized by the Committee in its sole discretion. In no event shall any payment in settlement of this Award be made later than December 31 of the year in which the Award becomes vested.

4.	Other Terms and Conditions. It is understood and agreed that the Award of RSUs evidenced hereby is subject to the following terms and conditions:

a.
Rights of Participant. Except as provided in Section 4.d., the Participant shall have no right to transfer, pledge, hypothecate or otherwise encumber the Award. Prior to the payment of Shares in satisfaction of this Award, the Participant shall have none of the rights of a stockholder of the Company with respect to the Award, including, but not limited to, voting rights and the right to receive or accrue dividends or dividend equivalents. Notwithstanding any provision of the Plan or this Award to the contrary, Shares delivered in satisfaction of this Award shall be subject to applicable Praxair policies as from time to time in effect, including but not limited to, Praxair’s insider trading and Executive Stock Ownership Policies.

b.
No Right to Continued Employment. This Award shall not confer upon the Participant any right with respect to continuance of employment by Praxair nor shall this Award interfere with the right of Praxair to terminate the Participant’s employment.

c.
No Right to Future Awards. The selection of recipients of RSUs and other Awards under the Plan is determined annually on the basis of several factors, including job responsibilities and anticipated future job performance. The Participant’s selection to receive this Award shall in no way entitle him/her to receive, or otherwise obligate Praxair to provide the Participant, any future RSUs or other awards under the Plan or otherwise.

d.	Transferability. This Award is not transferable other than:

(i)	in the event of the Participant’s death, in which case this Award shall be transferred to the Participant’s executor, administrator, or legal representative, or

(ii)	pursuant to a domestic relations order.

Any transfer of this Award, in whole or in part, is subject to acceptance by the Company in its sole discretion and shall be affected according to such procedures as the Company’s Chief Human Resources Officer may establish. The provisions of this Award, relating to the Participant, shall apply to this Award notwithstanding any transfer to a third party.

e.
Cancellation of Award. Notwithstanding any other provision of this Award, the Committee may, in its sole discretion, cancel, rescind, suspend, withhold, or otherwise limit or restrict this Award, and/or recover any gains realized by the Participant in connection with this Award, in the event any actions by the Participant are determined by the Committee to (i) constitute a conflict of interest with Praxair, (ii) be prejudicial to Praxair’s interests, or (iii) violate any non-compete agreement or obligation of the Participant to Praxair, any confidentiality agreement or obligation of the Participant to Praxair, Praxair’s applicable policies, or the Participant’s terms and conditions of employment.

f.
Clawback. This Award shall be subject to the clawback or recapture policy, if any, that Praxair may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that this Award be repaid to Praxair after it has been distributed or paid to the Participant.

5.
Tax Withholding. Upon the date of payment of the Award, Praxair will deduct from the number of Shares (or other form of payment, if applicable) otherwise due the Participant, Shares (or other form of payment, if applicable) having a Fair Market Value (or fair market value in the event of payment other than in Shares) sufficient to discharge all applicable federal, state, city, local or foreign taxes of any kind required to be withheld with respect to such payment, provided that, if Shares are so withheld, they shall be withheld only up to the minimum required tax withholding rates or such other rate that will not trigger a negative accounting impact on Praxair. In the alternative, Praxair shall have the right to require the Participant to pay cash to satisfy any applicable withholding taxes as a condition to the payment of the Award.

6.
References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Award.

7.	Governing Law. This Award shall be governed by and construed in accordance with the laws of Connecticut, without giving effect to principles of conflict of laws.

8.
No Third Party Beneficiaries. Except as expressly provided in the Plan or herein, neither the Plan nor this Award will confer on any person other than Praxair and the Participant any rights or remedies under the Plan or hereunder

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its proper officer hereunto duly authorized, as of the day and year first hereinabove written.

Praxair, Inc.

By